Exhibit 99.1

PACKAGING CORPORATION OF AMERICA REPORTS RECORD FIRST QUARTER 2013 RESULTS

Lake Forest, IL, April 22, 2013 – Packaging Corporation of America (NYSE: PKG) today reported record first quarter net income of $61 million, or $0.62 per share, compared to first quarter 2012 net income, excluding special items, of $41 million, or $0.42 per share. Net sales were a record $755 million, up 12% compared to first quarter 2012 net sales of $671 million.

The $0.20 per share increase in earnings, excluding 2012 special items, was driven by higher containerboard and corrugated products prices and mix ($0.23), higher sales volume ($0.05) and lower recycled fiber costs ($0.01). These items were partially offset by higher costs including labor and benefits ($0.06), workers’ compensation ($0.01), energy ($0.01) and transportation ($0.01).

Corrugated products shipments per workday were up 7.1% compared to last year’s first quarter, and total shipments were up 3.8% with two less workdays in this year’s first quarter. Outside sales of containerboard were equal to last year’s first quarter. Containerboard production was 646,000 tons, up 6,000 tons over the first quarter of 2012. PCA ended the quarter with its containerboard inventories about 3,000 tons above year-end levels.

Commenting on reported results, Mark W. Kowlzan, Chief Executive Officer of PCA, said, “We had an outstanding quarter in all aspects of our operations with higher pricing and strong volume driving all-time records for sales, corrugated products shipments and earnings per share. Corrugated products demand was stronger than we expected throughout the quarter, and our mills ran extremely well, allowing us to meet the strong demand while building needed containerboard inventory to help support our mill maintenance outages in the second quarter.”

“Looking ahead,” Mr. Kowlzan added, “we expect seasonally stronger volume and higher prices in the second quarter. However, the majority of the earnings benefit from price increases will not be realized until the third quarter when our April containerboard price increase pass-through to corrugated products is completed. Also, most of our annual mill maintenance this year will occur in the second quarter with outages at three of our four mills. We expect these outages to reduce our containerboard production by 30,000 tons in the second quarter compared to 7,000 tons of lost production from maintenance downtime in the first quarter. The lower production, along with higher repair and operating costs during these outages, will reduce earnings by $0.08 per share compared to the first quarter. We also expect higher transportation, recycled fiber and purchased electricity costs. Considering these items, we currently expect second quarter earnings of about $0.62 per share.”

PCA is the fourth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.8 billion in 2012. PCA operates four paper mills and 71 corrugated products plants in 26 states across the country.

CONTACT:

Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS: (877) 454-2509

PCA’s Website: www.packagingcorp.com

Conference Call Information:

WHAT:	Packaging Corporation of America’s 1st Quarter 2013 Earnings Conference Call

WHEN:	Tuesday, April 23, 2013 10:00 a.m. Eastern Time

NUMBER:	(866) 818-1395 (U.S. and Canada) or (703) 639-1379 (International) Dial in by 9:45 a.m. Eastern Time Conference Call Leader: Mr. Mark Kowlzan

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	April 23, 2013 1:00 p.m. Eastern Time through May 7, 2013 11:59 p.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081 (U.S. and Canada) or (703) 925-2533 (International) Passcode: 1610454

Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future earnings and financial condition, our industry and our business strategy. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Non-GAAP measures used in this press release are reconciled to the most comparable measure reported in accordance with GAAP in the schedules to this press release.

Packaging Corporation of America

Consolidated Earnings Results

Unaudited

	Three Months Ended March 31,
(in millions, except per share data)	2013	2012
Net sales	$755.2	$671.3
Cost of sales	(572.8)	(526.3)

Gross profit	182.4	145.0
Selling and administrative expenses	(55.7)	(51.9)
Corporate overhead	(19.5)	(16.9)
Alternative fuel mixture credits	—	95.5	(1)
Other expense, net	(4.0)	(2.6)

Income before interest and taxes	103.2	169.1
Interest expense, net	(9.2)	(9.7)

Income before taxes	94.0	159.4
Provision for income taxes	(33.4)	(141.6	)(1)

Net income	$60.6	$17.8	(1)

Earnings per share:
Basic	$0.63	$0.18

Diluted	$0.62	$0.18

Basic common shares outstanding	96.4	96.6
Diluted common shares outstanding	97.4	97.7
Supplemental financial information:
Cash balance	$268.0	$84.0
Capital spending	$27.3	$34.8

Notes to Consolidated Earnings Results

(1)	In the first quarter of 2012, the company amended its 2009 tax return to reduce the gallons claimed as cellulosic biofuel producer credits previously recorded as a tax benefit, and increase the gallons claimed for alternative fuel mixture credits previously recorded as income. The increase in gallons claimed as alternative fuel mixture credits resulted in income of $95.5 million, and the decrease in gallons claimed as cellulosic biofuel producer credits resulted in a decrease in tax benefits of $118.5 million, or a net charge of $23.0 million.

Packaging Corporation of America

Reconciliation of Non-GAAP Financial Measures (1)

Unaudited

	Three Months Ended March 31,
	2013		2012
(in millions, except per share data)	Net Income	EPS	Net Income	EPS
As reported	$60.6	$0.62	$17.8	$0.18
Special items:
Biofuel tax credits (2)	—	—	23.0	0.24

Total special items	—	—	23.0	0.24

Excluding special items	$60.6	$0.62	$40.8	$0.42

Notes to Reconciliation of Non-GAAP Financial Measures

(1)	Net income and earnings per share excluding special items are non-GAAP financial measures. The after-tax effect of special items are excluded as management considers such items to not necessarily be indicative of PCA’s ongoing operations. Management uses these measures to focus on PCA’s ongoing operations and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results.
(2)	Represents a charge from the amendment of our 2009 federal income tax return related to biofuel credits. (See Notes under Consolidated Earnings Results.)